Exhibit 3.10

«Axcan LuxCo 1 S. à r.l.»

Société à responsabilité limitée

L-2453 Luxembourg

5, rue Eugène Ruppert

CONSTITUTION DE SOCIETE Du 31 janvier 2008	No

In the year two thousand and eight, on the thirty first day of the month of January.

Before Maître Henri HELLINCKX; notary, residing in Luxembourg, Grand Duchy of Luxembourg.

There appeared:

Axcan Intermediate Holdings Inc. (previously denominated Atom Intermediate Holdings Inc.) a corporation incorporated under the laws of Delaware with registered office at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle and registered with the Secretary of State of Delaware under number 4464561;

represented by Me Miriam Schinner, Rechtsanwältin, residing in Luxembourg pursuant to a proxy dated 30 January 2008, which shall be registered together with the present deed.

The appearing party, acting in the above stated capacity, has requested the undersigned notary to draw up the articles of incorporation of a limited liability company Axcan LuxCo 1 S.à r.l. (société à responsabilité limitée) which is hereby established as follows:

Article 1.    Denomination

A limited liability company (société à responsabilité limitée) with the name “Axcan LuxCo 1 S.à r.l” (the “Company”) is hereby formed by the appearing party and all persons who will become shareholders thereafter. The Company will be governed by these articles of association and the relevant legislation.

Article 2.    Object

The object of the Company is the acquisition, holding, management and disposal of participations and any interests, in any form whatsoever, in Luxembourg and foreign companies, or other business entities, enterprises or investments, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes, certificates of deposits and any other securities or financial instruments of any kind, and the ownership, administration, development and management of its portfolio.

The Company may participate in the creation, development, management and control of any company or enterprise and may invest in any way and in any type of assets. The Company may also hold interests in partnerships and carry out its business through branches in Luxembourg or abroad.

The Company may borrow in any form and proceed by private placement to the issue of bonds, certificates, notes and debentures or any kind of debt or equity securities.

The Company may lend funds including without limitation resulting from any borrowings of the Company or from the issue of any equity or debt securities of any kind, to its subsidiaries, affiliated companies or any other company or entity as it deems fit.

The Company may give guarantees and grant securities to any third party for its own obligations and undertakings as well as for the obligations of any company or other enterprise in which the Company has an interest or which forms part of the group of companies to which the Company belongs or any other company or entity as it deems fit and generally for its own benefit or such entities’ benefit.

In a general fashion it may grant assistance in any way to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any other company or entity as it deems fit, take any controlling and supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

The Company may generally employ any techniques and instruments relating to or with respect to any of its investments for the purposes of efficient management, including without limitation techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

Finally, the Company can perform all commercial, technical and financial or other, operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

Article 3.    Duration

The Company is established for an undetermined period.

Article 4.    Registered Office

The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholders deliberating in the manner provided for amendments to the articles of association.

The address of the registered office may be transferred within the municipality by decision of the manager or as the case may be the board of managers.

The Company may have offices and branches, both in Luxembourg and abroad.

In the event that the manager, or as the case may be the board of managers, should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the manager or as the case may be the board of managers.

Article 5.    Share capital

The issued share capital of the Company is set at twelve thousand and five hundred Euros (€ 12,500) divided into twelve thousand and five hundred (12,500) shares with a par value of one Euro (€ 1) each. The capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these articles of association and the Company may proceed to the repurchase of its other shares upon resolution of its shareholders.

Any available share premium shall be distributable.

Article 6.    Transfer of Shares

Shares are freely transferable among shareholders. Except if otherwise provided by law, the share transfer to non-shareholders is subject to the consent of shareholders representing at least seventy five percent of the Company’s capital.

Article 7.    Management of the Company

The Company is managed by one or several managers who need not be shareholders.

They are appointed and removed from office by a simple majority decision of the general meeting of shareholders, which determines their powers and the term of their mandates. If no term is indicated the managers are appointed for an undetermined period. The managers may be re-elected but also their appointment may be revoked with or without cause (ad nutum) at any time.

In the case of more than one manager, the managers constitute a board of managers.

Any manager may participate in any meeting of the board of managers by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another and to communicate with one another. A meeting may also be held by conference call only. The participation in, or the holding of, a meeting by these means is equivalent to a participation in person at such meeting or the holding of a meeting in person. Managers may be represented at meetings of the board by another manager without limitation as to the number of proxies which a manager may accept and vote.

Written notice of any meeting of the board of managers must be given to the managers at least twenty four (24) hours in advance of the date scheduled for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice. This notice may be omitted in case of assent of each manager in writing, by cable, telegram, telex, email or facsimile, or any other similar means of communication. A special convening notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of managers.

The general meeting of shareholders may decide to appoint managers of two different classes, being class A managers and class B managers. Any such classification of managers shall be duly recorded in the minutes of the relevant meeting and the managers identified with respect to the class they belong.

Decisions of the board of managers are validly taken by the approval of the majority of the managers of the Company (including by way of representation). In the event however the general meeting of shareholders has appointed different classes of managers (namely class A managers and class B managers) any resolutions of the board of managers may only be validly taken if approved by the majority of managers including at least one class A and one class B manager (who may be represented).

The board of managers may also, unanimously, pass resolutions on one or several similar documents by circular means when expressing its approval in writing, by cable or facsimile or any other similar means of communication. The entirety will form the circular documents duly executed giving evidence of the resolution. Managers’ resolutions, including circular resolutions, may be conclusively certified or an extract thereof may be issued under the individual signature of any manager.

The Company will be bound by the sole signature in the case of a sole manager, and in the case of a board of managers by the joint signature of any two of the managers, provided however that in the event the general meeting of shareholders has appointed different classes of managers (namely class A managers and class B managers) the Company will be validly bound by the sole signature of one class A manager in all circumstances and by the sole signature of one class B manager for the following acts and operations:

•	opening and closing of bank accounts,
•	securing legal and accounting advice,
•	dealing with general financial matters and tax returns, and
•	general day-to-day administrative tasks.

In any event the Company will be validly bound by the sole signature of any person or persons to whom such signatory powers shall have been delegated by the sole manager (if there is only one) or as the case may be the board of managers by any two of the managers provided that, in the event of classes of managers, signatory powers shall have been delegated by the signature of one class A manager in all circumstances or, with respect to the signatory powers granted to the class B manager under this article 7, by the sole signature of the class B manager.

Article 8.    Liability Managers

The manager(s) are not held personally liable for the indebtedness of the Company. As agents of the Company, they are responsible for the performance of their duties.

Subject to the exceptions and limitations listed below, every person who is, or has been, a manager or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such manager or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any manager or officer:

(i) Against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

(ii) With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

(iii) In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of managers.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any manager or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such manager or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including managers and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or manager, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article.

Article 9.    Shareholder voting rights

Each shareholder may take part in collective decisions. He has a number of votes equal to the number of shares he owns and may validly act at any meeting of shareholders through a special proxy.

Article 10.    Shareholder Meetings

Decisions by shareholders are passed in such form and at such majority(ies) as prescribed by Luxembourg Company law in writing (to the extent permitted by law) or at meetings. Any regularly constituted meeting of shareholders of the Company or any valid written resolution (as the case may be) shall represent the entire body of shareholders of the Company.

Meetings shall be called by convening notice addressed by registered mail to shareholders to their address appearing in the register of shareholders held by the Company at least eight (8) days prior to the date of the meeting. If the entire share capital of the Company is represented at a meeting the meeting may be held without prior notice.

In the case of written resolutions, the text of such resolutions shall be sent to the shareholders at their addresses inscribed in the register of shareholders held by the Company at least eight (8) days before the proposed effective date of the resolutions. The resolutions shall become effective upon the approval of the majority as provided for by law for collective decisions (or subject to the satisfaction of the majority requirements, on the date set out therein). Unanimous written resolution may be passed at any time without prior notice.

Except as otherwise provided for by law, (i) decisions of the general meeting shall be validly adopted if approved by shareholders representing more than half of the corporate capital. If such majority is not reached at the first meeting or first written resolution, the shareholders shall be convened or consulted a second time, by registered letter, and decisions shall be adopted by a majority of the votes cast, regardless of the portion of capital represented. (ii) However, decisions concerning the amendment of the Articles of Association are taken by (x) a majority of the shareholders (y) representing at least three quarters of the issued share capital and (iii) decisions to change the nationality of the Company are to be taken by shareholders representing one hundred percent (100%) of the issued share capital.

Article 11.    Accounting Year

The accounting year begins on 1st October of each year and ends on 30th September of the same year save for the first accounting year which shall commence on the day of incorporation and end on 30th September 2008.

Article 12.    Financial Statements

Every year as of the accounting year’s end, the annual accounts are drawn up by the manager or, as the case may be, the board of managers.

The financial statements are at the disposal of the shareholders at the registered office of the Company.

Article 13.    Distributions

Out of the net profit five percent (5%) shall be placed into a legal reserve account. This deduction ceases to be compulsory when such reserve amounts to ten percent (10%) of the issued share capital of the Company.

The shareholders may decide to pay interim dividends on the basis of statements of accounts prepared by the manager, or as the case may be the board of managers, showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed profits realised since the end of the last accounting year increased by profits carried forward and distributable reserves and premium but decreased by losses carried forward and sums to be allocated to a reserve to be established by law.

The balance may be distributed to the shareholders upon decision of a general meeting of shareholders.

The share premium account may be distributed to the shareholders upon decision of a general meeting of shareholders. The general meeting of shareholders may decide to allocate any amount out of the share premium account to the legal reserve account.

Article 14.    Dissolution

In case the Company is dissolved, the liquidation will be carried out by one or several liquidators who may be but do not need to be shareholders and who are appointed by the general meeting of shareholders who will specify their powers and remunerations.

Article 15.    Sole Shareholder

If, and as long as one shareholder holds all the shares of the Company, the Company shall exist as a single shareholder company, pursuant to article 179 (2) of the law of 10th August 1915 on commercial companies; in this case, articles 200-1 and 200-2, among others, of the same law are applicable.

Article 16.    Applicable law

For anything not dealt with in the present articles of association, the shareholders refer to the relevant legislation.

The articles of association of the Company having thus been drawn up by the appearing party, the appearing party has subscribed and entirely paid up the twelve thousand and five hundred (12,500) shares with a nominal value of one Euro (€ 1).

Evidence of the payment of the subscription price of twelve thousand and five hundred Euros (€ 12,500) has been given to the undersigned notary.

EXPENSES, VALUATION

The expenses, costs, fees and charges of any kind whatsoever which will have to be borne by the Company as a result of its formation are estimated at approximately EUR 1,900.-.

EXTRAORDINARY GENERAL MEETING

The single shareholder has forthwith taken immediately the following resolutions:

1. The registered office of the Company is fixed at:

5, rue Eugène Ruppert, L-2453 Luxembourg

2. The following persons are appointed managers of the Company for an undetermined period of time subject to the articles of association of the Company each with such signature powers:

Class A

- Clive Denis Bode, manager, born on 3rd June 1943 in Birmingham, United Kingdom with a professional address at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76092, Manager Class A;

Class B

- Pedro Fernandes das Neves, accounting manager, born on 15th October 1974 in Sao Domingos de Benfica Lisboa, .Portugal, with a professional address at 5D, rue Eugène Ruppert, L-2453 Luxembourg, Manager Class B.

SPECIAL DISPOSITION

The first accounting year shall begin on the date of incorporation and shall terminate on 30 th September 2008.

Whereof the present deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The document having been read to the person appearing, who requested that the deed should be documented in the English language, the said person appearing signed the present original deed together with us, the Notary, having personal knowledge of the English language.

The present deed, worded in English, is followed by a translation into French. In case of divergences between the English and the French text, the English version will prevail.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRECEDE

L’an deux mil huit, le trente et unième jour du mois de janvier.

Par devant Maître Henri HELLINCKX, notaire de résidence à Luxembourg, Grand-Duché de Luxembourg.

A comparu:

Axcan Intermediate Holdings Inc. (antérieurement dénommée Atom Intermediate Holdings Inc.) une société de type “corporation” conformément aux lois de l’Etat de Delaware ayant son siège social au 2711 Centerville Road, Suite 400, dans la ville de Wilmington 19808, County of New Castle et enregistrée auprès du “Secretary of State of Delaware” sous le numéro 4464561;

representée par Me Miriam Schinner, Rechtsanwältin, demeurant à Luxembourg en vertu d’une procuration en date du 30 janvier 2008, qui sera enregistrée ensemble avec le présent acte.

La partie comparante, ès qualités qu’elle agisse, a demandé au notaire soussigné d’arrêter les statuts d’une société à responsabilité limitée Axcan LuxCo 1 S.àr.l. (société à responsabilité limitée) qui est constituée par les présentes:

Article 1er.    Dénomination

Il est formé par la comparante et toutes personnes qui deviendront par la suite associés, une société à responsabilité limitée sous la dénomination de « Axcan LuxCo 1 S.à r.l. » (la « Société »). La Société sera régie par les présents statuts et les dispositions légales afférentes.

Article 2.    Objet

L’objet de la Société est l’acquisition, la détention, la gérance et la disposition de participations et d’intérêts, sous quelque forme que ce soit, dans des sociétés luxembourgeoises et étrangères ou dans toutes autre entités, entreprises ou investissements, l’acquisition par l’achat, la souscription, ou par tout autre moyen, de même que la cession par la vente, l’échange ou autrement d’actions, d’obligations, de certificats de créance, notes, certificats de dépôt et autres valeurs mobilières ou instruments financiers de toute espèce, et la détention, l’administration, le développement et la gestion de son portefeuille.

La Société peut participer à la creation, au développement, à la gestion et au contrôle de toute société ou entreprise et peut investir de quelque manière que ce soit dans tous types d’avoirs. La Société peut également détenir des intérêts dans des sociétés de personnes et exercer son activité par l’intermédiaire de succursales au Luxembourg ou à l’étranger.

La Société peut emprunter sous toute forme et procéder par voie de placement privé à l’émission d’obligations, de notes et de certificats de créance ou toute sorte de valeur mobilière.

La Société peut prêter des fonds, y compris sans limitation ceux résultant de tous emprunts de la Société ou de l’émission de tout titres de toute sorte, à ses filiales, sociétés affiliées ou toute autre société ou entité qu’elle juge appropriée.

La Société peut donner des garanties et accorder des sûretés à tout tiers pour ses propres obligations et engagements ainsi que pour les obligations de toute société ou autre entreprise dans laquelle la Société a un intérêt ou qui fait partie du groupe de sociétés auquel la Société appartient ou toute autre société ou entité qu’elle juge appropriée et généralement pour son propre bénéfice ou pour le bénéfice de cette entité.

D’une manière générale elle peut prêter assistance à toute société ou entreprise dans laquelle la Société a un intérêt ou qui fait partie du groupe de sociétés auquel appartient la Société ou toute autre société ou entreprise que la Société juge appropriée, prendre toute mesure de contrôle et de surveillance et effectuer toute opération qu’elle juge utile dans l’accomplissement et le développement de ses objets.

La Société peut généralement employer toute technique et tout instrument en relation avec un quelconque de ses investissements dans le but d’une gestion efficace, y compris sans limitation des techniques et des instruments destinés à protéger la Société contre les risques de crédit, de taux de change, taux d’intérêt et tout autre risque.

Finalement, la Société peut effectuer toute opération commerciale, technique, financière ou autre, liée directement ou indirectement, dans tous les domaines, afin de faciliter la réalisation de son objet.

Article 3.    Durée

La Société est constituée pour une durée illimitée.

Article 4.    Siège Social

Le siège social de la Société est établi dans la Ville de Luxembourg, Grand-Duché de Luxembourg. Il peut être transféré en toute autre localité du Grand-Duché de Luxembourg en vertu d’une décision de l’assemblée générale extraordinaire des associés délibérant dans les conditions prévues en cas de modification des statuts.

Le siège social peut être transféré à l’intérieur de la municipalité par décision du gérant ou, le cas échéant, du conseil de gérance.

La Société peut avoir des bureaux et des succursales situés au Luxembourg ou à l’étranger.

Au cas où le gérant, ou le cas échéant le conseil de gérance, estimerait que des événements extraordinaires d’ordre politique, économique ou social, de nature à compromettre les activités normales de la Société à son siège social ou la communication aisée de ce siège avec l’étranger, ont eu lieu ou sont sur le point d’avoir lieu, le siège social pourra être déclaré transféré provisoirement à l’étranger, jusqu’à cessation complète de ces circonstances anormales; ces mesures temporaires n’auraient aucun effet sur la nationalité de la Société qui, en dépit du transfert de son siège social, demeurerait une société luxembourgeoise. Ces mesures temporaires seront prises et portées à la connaissance des tiers par le gérant ou le cas échéant le conseil de gérance.

Article 5.    Capital Social

Le capital social émis de la Société est fixé à douze mille cinq cents euros (€ 12.500) divisé en douze mille cinq cents (12.500) parts sociales d’une valeur nominale d’un euro (€ 1) chacune. Le capital de la Société peut être augmenté ou réduit par une résolution des associés adoptée de la manière requise pour la modification des présents Statuts et la Société peut procéder au rachat de ses propres parts sociales en vertu d’une décision de ses associés.

Toute prime d’émission disponible sera distribuable.

Article 6.    Transfert de parts sociales

Les parts sociales sont librement transférables entre associés. Sauf dispositions contraires de la loi, les parts sociales ne peuvent être cédées à des non associés que moyennant l’agrément donné par au moins soixante-quinze pourcent du capital social de la Société.

Article 7.    Gérance de la Société

La Société est administrée par un ou plusieurs gérants, associés ou non.

Ils sont nommés et révoqués par l’assemblée générale des associés, qui détermine leurs pouvoirs et la durée de leurs fonctions, et qui statue à la majorité simple. Si aucun terme n’est indiqué, les gérants sont nommés pour une période indéterminée. Les gérants sont rééligibles mais leur nomination est également révocable avec ou sans motifs (ad nutum) et à tout moment.

Au cas où il y aurait plus d’un gérant, les gérants constituent un conseil de gérance.

Tout gérant peut participer à une réunion du conseil de gérance par conférence téléphonique ou d’autres moyens de communication similaires permettant à toutes les personnes prenant part à cette réunion de s’entendre les unes les autres et de communiquer les unes avec les autres. Une réunion peut également être tenue uniquement sous forme de conférence téléphonique. La participation à ou la tenue d’une réunion par ces moyens équivaut à une participation en personne à une telle réunion ou à une réunion tenue en personne. Les gérants peuvent être représentés aux réunions du conseil de gérance par un autre gérant, sans limitation quant au nombre de procurations qu’un gérant peut accepter et voter.

Un avis écrit de toute réunion du conseil de gérance doit être donné au moins vingt-quatre (24) heures avant la date prévue pour la réunion, sauf s’il y a urgence, auquel cas la nature et les motifs de cette urgence seront mentionnés dans l’avis de convocation. Il pourra être passé outre à cette convocation à la suite de l’assentiment de chaque gérant par écrit, par câble, télégramme, télex, email ou télécopie ou tout autre moyen de communication similaire. Une convocation spéciale ne sera pas requise pour une réunion du conseil se tenant à une heure et un endroit déterminés dans une résolution préalablement adoptée par le conseil de gérance.

L’assemblée générale des associés peut décider de nommer des gérants de deux classes différentes, à savoir les gérants de classe A et les gérants de classe B. Une telle classification de gérants doit être dûment enregistrée dans le procès-verbal de la réunion concernée et les gérants doivent être identifiés en fonction de la classe à laquelle ils appartiennent.

Les décisions du conseil de gérance sont valablement prises avec l’accord de la majorité des gérants de la Société (y compris par voie de représentation). Dans le cas toutefois où l’assemblée générale des associés a nommé différentes classes de gérants (à savoir les gérants de classe A et les gérants de classe B), toutes les résolutions du conseil de gérance ne pourront être valablement prises que si elles sont approuvées par la majorité des gérants comprenant au moins un gérant de classe A et un gérant de classe B (qui peuvent être représentés).

Le conseil de gérance peut, à l’unanimité, prendre des résolutions sur un ou plusieurs documents simlaires par voie circulaire en exprimant son approbation par écrit, par câble ou télécopie ou tout autre moyen de communication similaire. L’ensemble constituera les documents circulaires dûment exécutés faisant foi de la résolution. Les résolutions des gérants, y compris celles prises par voie circulaire, seront certifiées comme faisant foi et un extrait pourra être émis sous la signature individuelle de chaque gérant.

La Société sera engagée par la signature du gérant unique en cas d’un seul gérant, et dans le cas d’un conseil de gérance, par la signature conjointe de deux gérants, étant entendu que si l’assemblée générale des associés a nommé différentes classes de gérants (à savoir les gérants de classe A et les gérants de classe B), la Société ne sera valablement engagée que par la signature individuelle d’un gérant de classe A en toutes circonstances et par la signature individuelle d’un gérant de classe B pour les actes et operations suivants :

•	ouverture et fermeture de comptes bancaires ;
•	conseil juridique sécurisant ou comptable ;
•	traitement de déclarations financières générales et fiscales ;
•	attributions administratives générales quotidiennes.

Dans tous les cas, la Société sera valablement engagée par la seule signature de toute(s) personne(s) à qui de tels pouvoirs de signature auront été délégués par le gérant unique (s’il n’y a qu’un seul gérant) ou le cas échéant par le conseil de gérance par deux gérants, étant entendu que s’il existe des classes de gérants, des pouvoirs de signature seront délégués par un gérant de classe A en toutes circonstances ou, concernant les pouvoirs de signature accordés au

gérant de classe B conformément à cet article 7, par la signature individuelle du gérant de classe B.

Article 8.    Responsabilité des gérants

Les gérants ne sont pas personnellement responsables des dettes de la Société. En tant que représentants de la Société, ils sont responsables de l’exécution de leurs obligations.

Sous réserve des exceptions et limitations énumérées ci-dessous, toute personne qui est, ou qui a été gérant, dirigeant ou responsable représentant de la Société, sera, dans la mesure la plus large permise par la loi, indemnisée par la Société pour toute responsabilité encourue et toutes dépenses raisonnables contractées ou payées par elle en rapport avec toute demande, action, plainte ou procédure dans laquelle elle est impliquée à raison de son mandat présent ou passé de gérant, dirigeant ou responsable représentant et pour les sommes payées ou contractées par elle dans le cadre de leur règlement. Les mots « demande », « action », « plainte » ou « procédure » s’appliqueront à toutes les demandes, actions, plaintes ou procédures (civiles ou criminelles, y compris le cas échéant toute procédure d’appel) actuelles ou prévisibles et les mots « responsabilité » et « dépenses » devront comprendre, sans limitation, les honoraires d’avocats, frais, jugements et montants payés en règlement et autres responsabilités.

Aucune indemnité ne sera versée à tout gérant, dirigeant ou responsable représentant:

(i) En cas de mise en cause de sa responsabilité vis-à-vis de la Société ou de ses associés en raison d’un abus de pouvoir, de mauvaise foi, de négligence grave ou d’imprudence dans l’accomplissement des devoirs découlant de la conduite de sa fonction ;

(ii) Pour toute affaire dans laquelle il serait finalement condamné pour avoir agi de mauvaise foi et non dans l’intérêt de la Société ; ou

(iii) Dans le cas d’un compromis ou d’une transaction, à moins que le compromis ou la transaction en question n’ait été approuvé par une juridiction compétente ou par le conseil de gérance.

Le droit à indemnisation prévu par les présentes, n’affectera aucun autre droit dont un gérant, dirigeant ou représentant peut bénéficier actuellement ou ultérieurement, il subsistera à l’égard de toute personne ayant cessé d’être gérant, dirigeant ou représentant et bénéficiera aux héritiers, exécuteurs testamentaires et administrateurs de telle personne. Les dispositions du présent article n’affecteront aucun droit à indemnisation dont pourrait bénéficier le personnel de la Société, y compris les gérants, dirigeants ou représentants en vertu d’un contrat ou autrement en vertu de la loi.

Les dépenses en rapport avec la préparation et la représentation d’une défense à l’encontre de toute demande, action, plainte ou procédure de nature telle que décrite dans le présent article, seront avancées par la Société avant toute décision sur la question de savoir qui supportera ces dépenses, moyennant l’engagement par ou pour le compte du représentant ou du dirigeant de rembourser ce montant s’il est finalement déterminé qu’il n’a pas droit à une indemnisation conformément au présent article.

Article 9.    Droits de vote des associés

Chaque associé peut participer aux décisions collectives. Il a un nombre de voix égal au nombre de parts sociales qu’il possède et peut se faire valablement représenter aux assemblées des associés par un porteur de procuration spéciale.

Article 10.    Assemblées des associés

Les décisions des associés sont prises dans les formes et aux majorités prévues par la loi luxembourgeoise sur les sociétés commerciales, par écrit (dans la mesure où c’est permis par la loi) ou lors d’assemblées. Toute assemblée des associés de la Société valablement constituée ou toute résolution circulaire (le cas échéant) représentera l’intégralité des associés de la Société.

Les assemblées seront convoquées par une convocation adressée par lettre recommandée aux associés à leur adresse contenue dans le registre des associés tenu par la Société au moins huit (8) jours avant la date d’une telle assemblée. Si l’intégralité du capital social est représentée à une assemblée l’assemblée peut être tenue sans convocation préalable.

Dans le cas de résolutions circulaires, le texte de ces résolutions sera envoyé aux associés à leurs adresses inscrites dans le registre des associés tenu par la Société au moins huit (8) jours avant la date effective proposée des résolutions. Les résolutions prennent effet à partir de l’approbation par la majorité comme prévu par la loi concernant les décisions collectives (ou sujet à la satisfaction des réquisitions de majorité, à la date y précisée). Une résolution écrite unanime peut être passée à tout moment sans convocation préalable.

A moins que ce soit prévu autrement par la loi, (i) les décisions de l’assemblée générale seront valablement adoptées si elles sont approuvées par les associés représentant plus de la moitié du capital social. Si cette majorité n’est pas atteinte à la première assemblée ou lors de la première résolution écrite, les associés seront convoqués ou consultés une deuxième fois, par lettre recommandée, et les décisions seront adoptées à la majorité des voix des votants, sans considérer la portion du capital représenté. (ii) Cependant, des décisions concernant des modifications des Statuts seront prises par (x) une majorité des associés (y) représentant au moins trois-quarts du capital social émis et (iii) les décisions concernant le changement de nationalité de la Société seront prises par les associés représentant cent pour cent (100%) du capital social émis.

Article 11.    Année Sociale

L’année sociale commence le 1er octobre de chaque année et se termine le 30 septembre de la même année, sauf pour la première année sociale qui commencera le jour de la constitution et se terminera le 30 septembre 2008.

Article 12.    Comptes annuels

Chaque année, à la fin de l’exercice social, le gérant, ou le cas échéant le conseil de gérance établit les comptes annuels.

Les comptes annuels sont disponibles au siège social pour tout associé de la Société.

Article 13.    Distributions

Sur le bénéfice net, il est prélevé cinq pour cent (5%) pour la constitution d’une réserve légale. Ce prélèvement cesse d’être obligatoire si cette réserve atteint dix pour cent (10%) du capital social émis de la Société.

Les associés peuvent décider de payer des acomptes sur dividendes intérimaires sur base d’un état comptable préparé par le gérant ou le cas échéant le conseil de gérance, duquel il ressort que des fonds suffisants sont disponibles pour distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices realisés depuis le dernier exercice comptable augmenté des bénéfices reportés et des réserves et prime distribuables mais diminué des pertes reportées et des sommes à allouer à une réserve constituée en vertu de la loi.

Le solde peut être distribué aux associés par décision prise en assemblée générale des associés.

Le compte de prime d’émission peut être distribué aux associés par décision prise en assemblée générale des associés. L’assemblée générale des associés peut décider d’allouer tout montant de la prime d’émission à la réserve légale.

Article 14.    Dissolution

En cas de dissolution de la Société, la liquidation sera faite par un ou plusieurs liquidateurs, associés ou non et qui sont nommés par l’assemblée générale des associés qui fixeront leurs pouvoirs et leurs rémunérations.

Article 15.    Associé Unique

Lorsque, et aussi longtemps qu’un associé réunit toutes les parts sociales de la Société entre ses seules mains, la Société est une société unipersonnelle au sens de l’article 179 (2) de la loi du 10 août 1915 sur les sociétés commerciales; dans ce cas, les articles 200-1 et 200-2, entre autres, de la même loi sont d’application.

Article 16.    Loi Applicable

Pour tout ce qui n’est pas réglé par les présents statuts, les associés se réfèrent aux dispositions légales en vigueur.

Les statuts de la Société ayant été ainsi établis par la partie comparante, celle-ci a souscrit et intégralement libéré les douze mille cinq cents (12.500) parts sociales d’une valeur nominale d’un Euro (€ 1) chacune.

Preuve du paiement du prix de souscription de douze mille cinq cents euros (€ 12.500) a été donnée au notaire instrumentant.

DEPENSES, EVALUATlON

Les frais, dépenses, rémunérations, charges sous quelque forme que ce soit, incombant à la Société du fait de sa formation sont évaluées à environ EUR 1.900,-.

ASSEMBLEE GENERALE EXTRAORDINAIRE

Et aussitôt, l’associé unique a pris les résolutions suivantes:

1. Le siège social de la Société est fixé au :

5, rue Eugène Ruppert, L-2453 Luxembourg

2. Les personnes suivantes sont nommées gérants de la Société pour une durée indéterminée sous réserve des statuts de la Société chacun avec pouvoir de signature comme suit:

Classe A

-Clive Denis Bode, gérant, né le 3 juin 1943 Birmingham, Royaume-Uni, avec une adresse professionnelle au 301 Commerce Street, Suite 3300, Fort Worth, Texas 76092, Gérant de Classe A ;

Classe B

-Pedro Fernandes das Neves, accounting manager, né le 15 octobre 1974 à São Domingos de Benfica Lisboa, Portugal, avec adresse professionnelle au 5D, rue Eugène Ruppert, L-2453 Luxembourg, Gérant de Classe B.

DISPOSITION SPECIALE

Le premier exercice social commencera le jour de la constitution et se terminera le 30 septembre 2008.

Dont Acte, fait et passé à Luxembourg, date qu’en tête des présentes.

Le document ayant été lu au comparant, qui a requis que le présent acte soit rédigé en langue anglaise, ledit comparant a signé le présent acte en original avec Nous, notaire, qui avons une connaissance personnelle de la langue anglaise.

Le présent acte, rédigé en anglais, est suivi d’une traduction française. En cas de divergences entre le texte anglais et le texte français, la version anglaise fera foi.

« Axcan LuxCo 1 S. à r.l. »

société à responsabilité limitée

L-2453 Luxembourg

5, rue Eugène Ruppert

capital social : EUR 12.500,-

DECISION EXTRAORDINAIRE DE L’ASSOCIE UNIQUE du 20 février 2008.	No

In the year two thousand and eight, on the twentieth February.

Before Maître Henri HELLINCKX, notary, residing in Luxembourg, Grand-Duchy of Luxembourg.

There appeared Axcan lntermediate Holdings Inc. (previously Atom lntermediate Holdings Inc.) a corporation incorporated under the laws of Delaware with registered office at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle and registered with the Secretary of State of Delaware under number 4464561, (the “Sole Shareholder”) represented by Me Miriam Schinner, Rechtsanwältin, residing in Luxembourg pursuant to a proxy dated 19 February 2008 , being the Sole Shareholder of and holding all twelve thousand and five hundred (12,500) shares in issue in Axcan LuxCo 1 S. à r.l., (the “Company”), a société à responsabilité limitée having its registered office at 5, rue Eugène Ruppert, L-2453 Luxembourg, incorporated on 31 January 2008 by deed of the undersigned notary.

The appearing party declared and requested the notary to record as follows:

(A). The Sole Shareholder holds all shares in issue in the Company, so that decisions can validly be taken on the sole item of the agenda.

(B). That the item on which resolution is to be passed is as follows:

—    Increase of the issued share capital of the Company from twelve thousand and five hundred euro (€12,500) to six hundred ninety seven thousand five hundred euro (€697,500) by the issue of six hundred eighty five thousand (685,000) shares of a par value of one euro (€l)

each; subscription to the new shares by the Sole Shareholder and full payment thereof by payment to the Company of an amount of one million USD ($1,000,000) being at the USD/EUR exchange rate 0.68514 of 15th February 2008 on oanda.com, six hundred and eighty five thousand one hundred and forty euro (€685,140), allocation of the aggregate nominal amount to the share capital and the balance to the premium, issue of the new shares and consequential amendment of article 5 of the articles of incorporation.

Thereafter the following resolution was passed:

Sole Resolution

It is resolved to increase the issued share capital of the Company from twelve thousand and five hundred euro (€12,500) to six hundred ninety seven thousand five hundred euro (€697,500) by the issue of six hundred eighty five thousand (685,000) shares of a par value of one euro (€1) each.

The Sole Shareholder, prenamed, subscribed to, and fully paid, the new shares as set out above.

The new shares are fully paid by the payment of an amount of one million USD ($1,000,000) being at the USD/EUR exchange rate of 0.68514 of 15th February 2008 on oanda.com, six hundred and eighty five thousand one hundred and forty euro (€685,140).

Evidence of the payment of the subscription price was shown to the undersigned notary.

The new shares having thus been issued as set forth above it is resolved to allocate the aggregate nominal amount to the share capital and the balance to the premium.

In order to reflect the resolutions above, it is resolved to amend article 5 of the articles of incorporation to read as follows:

“5. The issued share capital of the Company is set at six hundred ninety seven thousand five hundred euro (€697,500) divided into six hundred ninety seven thousand five hundred (697,500) shares with a par value of one euro (€ 1) each. The capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these articles of association and the Company may proceed to the repurchase of its other shares upon resolution of its shareholders.

Any share premium is freely distributable”

There being no further item on the agenda the meeting was closed.

EXPENSES

The costs, expenses, remuneration or charges in any form whatsoever which shall be borne by the Company as a result of its increase of share capital are estimated at EUR 7,000.

The undersigned notary, who understands and speaks English, herewith states that at the request of the parties hereto, these minutes are drafted in English followed by a French translation; at the request of the same appearing persons in case of divergences between the English and French version, the English version will prevail.

Whereof the present deed was drawn up in Luxembourg on the day before mentioned.

After reading these minutes the appearing party signed together with the notary the present deed.

SUIT LA TRADUCTION DU TEXTE QUI PRECEDE:

L’an deux mille huit, le vingtième jour du mois de février,

Par devant Maître Henri HELLINCKX, notaire de résidence à Luxembourg, Grand-Duché de Luxembourg.

A comparu Axcan Intermediate Holdings Inc. (antérieurement Atom Intermediate Holdings Inc.) une société de type “corporation” conformément aux lois de l’Etat de Delaware ayant son siège social au 2711 Centerville Road, Suite 400, dans la ville de Wilmington 19808, County of New Castle et enregistrée auprès du “Secretary of State of Delaware” sous le numéro 4464561 (l’“Associé Unique”), représentée par Me Miriam Schinner, Rechtsanwältin, demeurant à Luxembourg en vertu d’une procuration datée du 19 février 2008, étant l’Associé Unique et détenant toutes les douze mille cinq cents (12,500) parts sociales en émission dans “Axcan LuxCo 1 S.à r.1.” (la “Société”), une société à responsabilité limitée ayant son siège social au 5, rue Eugène Ruppert,
L-2453 Luxembourg, constituée le 31 janvier 2008 par acte du notaire instrumentant.

La partie comparante a déclaré et requis le notaire d’acter ce qui suit:

(A). L’associé Unique détient toutes les parts sociales en émission dans la Société de sorte que des décisions peuvent valablement être prises sur l’unique point de l’ordre du jour.

(B). Le point sur lequel une résolution doit être passée est le suivant:

—    Augmentation du capital social émis de la Société de douze mille cinq cents euro (€12,500) a six cent quatre-vingt dix-sept mille cinq cents euro (€697,500) par l’émission de six cent quatre-vingt cinq mille (685,000) parts sociales avec une valeur nominale de un euro (€1) chacune; souscription aux nouvelles parts sociales par l’Associé Unique et le paiement intégral y relatif par le paiement à la Société d’un montant de un million de Dollars Américains (US $1,000,000) qui correspondent, au taux d’échange euro/dollar de 0.68514 du 15 février 2008 sur oanda.com, à six cent quatre-vingt cinq mille cent quarante euro (€685,140), contribution du montant nominal au capital social et du solde à la prime, émission des nouvelles parts sociales; et modification conséquente de l’article 5 des statuts.

Ensuite, la résolution suivante a été passée:

Resolution Unique

Il a été décidé d’augmenter le capital social émis de la Société de douze mille cinq cents euro (€12,500) à six cent quatre-vingt-dix sept mille cinq cents euro (€697,500) par l’émission de six cent quatre-vingt-cinq mille (685,000) parts sociales avec une valeur nominale de un euro (€l) chacune.

L’associé Unique, prénommé, a souscrit aux, et entièrement libéré les nouvelles parts sociales tel que mentionné dans l’Ordre du Jour.

Les nouvelles parts sociales ont été entièrement libérées par le paiement d’un montant de un million de Dollars Américains (US $1,000,000) qui correspondent, au taux d’échange euro/dollar de 0.68514 du 15 février 2008 sur oanda.com, à six cent quatre-vingt cinq mille cent quarante euro (€685,140).

Preuve du paiement du prix de souscription a été donnée au notaire instrumentant.

Les nouvelles parts sociales ayant ainsi été émises tel que mentionné ci-dessus, il est prévu de contribuer la totalité du montant nominal au capital social et le solde à la prime.

Afin de refléter la résolution ci-dessus, il a été décidé de modifier l’article 5 des statuts afin qu’il ait la teneur suivante:

“5 Le capital social émis de la Société est fixé à six cent quatre-vingt-dix sept mille cinq cents euros (€697,500) représenté par six cent quatre-vingt dix-sept mille cinq cents (697,500) parts sociales d’une valeur nominale d’un euro (€1) chacune. Le capital de la Société peut être augmenté ou réduit par une résolution des associés adoptée de la manière requise pour la modification des présents Statuts et la Société peut procéder au rachat de ses propres parts sociales en vertu d’une décision de ses associés. Toute prime d’émission est librement distribuable”.

Plus rien n’étant à l’ordre du jour, l’assemblée a été clôturée.

DEPENSES

Les frais, dépenses, rémunérations, charges sous quelque forme que ce soit, incombant à la Société du fait de l’augmentation de son capital social sont évaluées à environ EUR 7.000,-.

Le notaire soussigné qui comprend et parle l’anglais a constaté qu’à la demande de la partie comparante, le présent procès-verbal est rédigé en anglais suivi d’une traduction française; à la demande de la même partie comparante, en cas de divergences entre la version anglaise et la version française, la version anglaise fera foi.

Dont Acte, fait à Luxembourg.

Date qu’en tête des présentes.

Après avoir lu ce procès-verbal, la partie comparante a signé ensemble avec le notaire le présent acte.